Exhibit 99.1

NetApp Announces Selected Preliminary First Quarter of Fiscal Year 2020 Results

Sunnyvale, Calif.—August 1, 2019—NetApp (NASDAQ: NTAP), today reported selected preliminary results for its first quarter of fiscal year 2020 ended July 26, 2019 and revised previously-issued guidance for full fiscal year 2020. The company expects to provide final first quarter of fiscal 2020 results and guidance for the second quarter of fiscal year 2020 on August 14, 2019.

Selected Preliminary First Quarter of Fiscal Year 2020 Results

Preliminarily, first quarter of fiscal year 2020 net revenues are expected to be between $1.220 and $1.230 billion, which is a decline of approximately 17% from the first quarter of fiscal year 2019. As a reminder, net revenues in the first quarter of fiscal year 2019 included $90 million from enterprise software license agreements (ELAs) which did not repeat in the first quarter of fiscal year 2020. Adjusting for ELAs, preliminary first quarter of fiscal year 2020 net revenues would have been down approximately 12% year-over-year. GAAP net income per share1 is expected to be in the range of $0.30 to $0.35 and non-GAAP net income per share2 is expected to be in the range of $0.55 to $0.60, each computed based on an expected diluted 243 million shares. These preliminary results are below the company's previously stated guidance for the first quarter of fiscal year 2020 issued on May 22, 2019, which included a range of $1.315 to $1.465 billion for net revenues, a range of $0.56 to $0.64 for GAAP net income per share, and a range of $0.78 to $0.86 for non-GAAP net income per share. Our final results for the first quarter of fiscal year 2020 may ultimately differ somewhat from these preliminary results.

Revised Full Fiscal Year 2020 Outlook

Our revised expectation for full fiscal year 2020 net revenues is that it will be down between 5% and 10% year-over-year, below the company’s previously stated full fiscal year 2020 guidance issued on May 22, 2019, which reflected an expectation that net revenues for fiscal year 2020 would grow year-over-year at the low-end of the mid-single-digit range. Given our revised expectations for full fiscal year 2020 net revenues, investors should not rely on our previous full fiscal year 2020 guidance issued on May 22, 2019.

“While we are disappointed that our preliminary results for the first quarter are lower than we had previously anticipated, we remain confident in our long-term strategy and the health of our business model,” said George Kurian, chief executive officer. “Our customer conversations indicate that our hybrid multicloud portfolio of solutions is the right one. We believe we can return to growth over time by prudently reallocating investments to expand sales coverage and accelerate our participation in the growing Private Cloud and Cloud Data Services markets.”

Webcast and Conference Call Information

NetApp will host a conference call today at 2:00 p.m. Pacific Time. To access the live webcast of this event, go to the NetApp Investor Relations website at investors.netapp.com. In addition, this press release and other information related to the call will be posted on the Investor Relations website. An audio replay will be available on the website after 4:00 p.m. Pacific Time today.

About NetApp

NetApp is the data authority for hybrid cloud. We provide a full range of hybrid cloud data services that simplify management of applications and data across cloud and on-premises environments to accelerate digital transformation. Together with our partners, we empower global organizations to unleash the full potential of their data to expand customer touchpoints, foster greater innovation, and optimize their operations. For more information, visit www.netapp.com. #DataDriven

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about our preliminary first quarter of fiscal year 2020 results, all of the statements made under the Revised Full Fiscal Year 2020 Outlook section, and statements about our long-term strategy and business model and our ability to return to growth by reallocating investments. All of these forward-looking statements involve risk and uncertainty. Actual results may differ materially from these statements for a variety of reasons, including, without limitation, general global macroeconomic and market conditions, changes in U.S. government spending, the capital spending environment and matters specific to our business, such as our ability to expand our total available market, acquire new accounts, expand existing accounts, our ability to successfully execute on our Data Fabric strategy and consistently execute to generate profitable growth and stockholder return and our ability to manage our gross profit margins. These and other equally important factors are described in reports and documents we file from time to time with the Securities and Exchange Commission, including the factors described under the section titled “Risk Factors” in our most recently submitted report on 10-K. We disclaim any obligation to update information contained in this press release whether as a result of new information, future events, or otherwise.

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NetApp and the NetApp logo and the marks listed at http://www.netapp.com/TM are trademarks of NetApp, Inc. Other company and product names may be trademarks of their respective owners.

Footnotes

1GAAP net income per share and non-GAAP net income per share are calculated using the diluted number of shares.

2Non-GAAP net income excludes, when applicable, (a) amortization of intangible assets, (b) stock-based compensation expenses, (c) litigation settlements, (d) acquisition-related expenses, (e) restructuring charges, (f) asset impairments, (g) gains/losses on the sale or derecognition of assets, and (h) our GAAP tax provision, but includes a non-GAAP tax provision based upon our projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year. NetApp makes additional adjustments to the non-GAAP tax provision for certain tax matters as described below. A detailed reconciliation of our non-GAAP to GAAP results can be found at http://investors.netapp.com. NetApp’s management uses these non-GAAP measures in making operating decisions because it believes the measurements provide meaningful supplemental information regarding NetApp’s ongoing operational performance.

NetApp Usage of Non-GAAP Financial Information

To supplement NetApp’s condensed consolidated financial statement information presented in accordance with generally accepted accounting principles in the United States (GAAP), NetApp provides investors with certain non-GAAP measures, including, but not limited to, historical non-GAAP operating results, non-GAAP net income, non-GAAP effective tax rate and free cash flow, and historical and projected non-GAAP earnings per diluted share.

NetApp believes that the presentation of non-GAAP net income, non-GAAP effective tax rates, and non-GAAP earnings per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. NetApp believes that the presentation of free cash flow, which it defines as the net cash provided by operating activities less cash used to acquire property and equipment, to be a liquidity measure that provides useful information to management and investors because it reflects cash that can be used to, among other things, invest in its business, make strategic acquisitions, repurchase common stock, and pay dividends on its common stock. As free cash flow is not a measure of liquidity calculated in accordance with GAAP, free cash flow should be considered in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

NetApp’s management uses these non-GAAP measures in making operating decisions because it believes the measurements provide meaningful supplemental information regarding NetApp’s ongoing operational performance. These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results and (3) allow greater transparency with respect to information used by management in financial and operational decision making.

NetApp excludes the following items from its non-GAAP measures when applicable:

A. Amortization of intangible assets. NetApp records amortization of intangible assets that were acquired in connection with its business combinations. The amortization of intangible assets varies depending on the level of acquisition activity. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods and in measuring operational performance.

B. Stock-based compensation expenses. NetApp excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses. While management views stock-based compensation as a key element of our employee retention and long-term incentives, we do not view it as an expense to be used in evaluating operational performance in any given period.

C. Litigation settlements. NetApp may periodically incur charges or benefits related to litigation settlements. NetApp excludes these charges and benefits, when significant, because it does not believe they are reflective of ongoing business and operating results.

D. Acquisition-related expenses. NetApp excludes acquisition-related expenses, including (a) due diligence, legal and other one-time integration charges and (b) write down of assets acquired that NetApp does not intend to use in its ongoing business, from its non-GAAP measures, primarily because they are not related to our ongoing business or cost base and, therefore, cannot be relied upon for future planning and forecasting.

E. Restructuring charges. These charges consist of restructuring charges that are incurred based on the particular facts and circumstances of restructuring decisions, including employment and contractual settlement terms, and other related charges, and can vary in size and frequency. We therefore exclude them in our assessment of operational performance.

F. Asset impairments. These are non-cash charges to write down assets when there is an indication that the asset has become impaired. Management finds it useful to exclude these non-cash charges due to the unpredictability of these events in its assessment of operational performance.

G. Gains/losses on the sale or derecognition of assets. These are gains/losses from the sale of our properties and other transactions in which we transfer control of assets to a third party. Management believes that these transactions do not reflect the results of our underlying, on-going business and, therefore, cannot be relied upon for future planning or forecasting.

H. Income tax adjustments. NetApp’s non-GAAP tax provision is based upon a projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year. The non-GAAP tax provision also excludes, when applicable, (a) tax charges or benefits in the current period that relate to one or more prior fiscal periods that are a result of events such as changes in tax legislation, authoritative guidance, income tax audit settlements and/or court decisions, (b) tax charges or benefits that are attributable to unusual or non-recurring book and/or tax accounting method changes, (c) tax charges that are a result of a non-routine foreign cash repatriation, (d) tax charges or benefits that are a result of infrequent restructuring of the Company’s tax structure, (e) tax charges or benefits that are a result of a change in valuation allowance, and (f) tax charges resulting from the integration of intellectual properties from acquisitions. Management believes that the use of non-GAAP tax provisions provides a more meaningful measure of the Company’s operational performance.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. NetApp believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. NetApp management compensates for these limitations by analyzing current and projected results on a GAAP basis as well as a non-GAAP basis. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures.

NETAPP, INC.
RECONCILIATION OF NON-GAAP TO GAAP
PRELIMINARY EARNINGS PER SHARE
FIRST QUARTER FISCAL 2020

First Quarter
Fiscal 2020

Non-GAAP Guidance - Net Income Per Share	$0.55 - $0.60

Adjustments of Specific Items to Net Income
Per Share for the First Quarter Fiscal 2020:
Amortization of intangible assets	(0.04)
Stock-based compensation expense	(0.17)
Restructuring charges	(0.09)
Income tax effects	0.05
Total Adjustments	(0.25)

GAAP Guidance - Net Income Per Share	$0.30 - $0.35

Press Contact:

Amelia Vierra

NetApp

1 408 822 6403

amelia.vierra@netapp.com

Investor Contact:

Lance Berger

NetApp

1 408 822 6628

lance.berger@netapp.com